FOR IMMEDIATE RELEASE	CONTACT:	Edward Nebb
Comm-Counsellors, LLC
203-972-8350
enebb@optonline.net

LAZARE KAPLAN INTERNATIONAL INC.
FIRST QUARTER FISCAL 2009 RESULTS

NEW YORK, N.Y. –  October 14, 2008 – Lazare Kaplan International Inc. (AMEX: LKI) today announced financial results for the first fiscal quarter of fiscal 2009 ended August 31, 2008.

Net sales for the three months ended August 31, 2008 were $78.3 million compared to $102.6 million for the comparable prior year period.

Polished diamond revenue for the three months ended August 31, 2008 were $40.9 million compared to $33.9 million for the prior year period. Rough diamond sales were $37.4 million for the three months ended August 31, 2008, as compared to $68.7 million for the comparable prior year period.

Gross margin on net polished sales for the three months ended August 31, 2008 was 12.8% as compared to 12.0% for the prior year period. Rough diamond gross margin for the three months ended August 31, 2008 was 3.2% compared to 6.2% in the comparable prior year period. Overall gross margin for the three months ended August 31, 2008 was 8.2% compared to 8.1% for the prior year period.

Net income for the three month period ended August 31, 2008 was $0.9 million, or $0.10 per fully diluted share compared to $0.4 million or $0.05 per fully diluted share in the comparable prior year period. Fully diluted earnings per share for the three month period ended August 31, 2008 are based on the weighted average number of shares outstanding of 8,344,483 compared to 8,321,797 in the comparable prior year period.

“The Global financial crisis has grown very serious and will inevitably affect the diamond and jewelry market,” said Leon Tempelsman, President and CEO. “Demand is bound to decline during the upcoming selling season as discretionary spending falls.”

Lazare Kaplan International Inc. sells its diamonds and jewelry products through a worldwide distribution network. The Company is noted for its ideal cut diamonds, which it markets internationally under the brand name, Lazare Diamonds®.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of or demand for the Company's products, pricing pressures, adequate supply of rough diamonds and other competitive factors. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The information contained in this press release is accurate only as of the date issued. Investors should not assume that the statements made in these documents remain operative at a later time. Lazare Kaplan International Inc. undertakes no obligation to update any information contained in this news release.

(Financial table to Follow)

Consolidated Income Statements

Three months ended August 31, (UNAUDITED)
(In thousands, except share and per share data)	2008	2007

Net sales	$78,301	$102,593
Cost of sales	71,856	94,300
	6,445	8,293
Other Income	-	-
	6,445	8,293
Selling, general and administrative expenses	6,910	6,287
	(465)	2,006
Interest expense, net of interest income	(479)	(1,503)
Equity in income of joint ventures	2,532	75
Income before income tax provision and minority interest	1,588	578
Income tax provison	525	158
Minority Interest	(195)	-
NET INCOME	$868	$420

EARNINGS PER SHARE

Basic earnings per share	$0.11	$0.05
Average number of shares outstanding during the period	8,252,679	8,259,300

Diluted earnings per share	$0.10	$0.05
Average number of shares outstanding during the period, assuming dilution	8,344,483	8,321,797